Draft dated June 5, 2002

AGL RESOURCES INC.

AMENDED AND RESTATED

1996 NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN

1. Background. This Plan was originally established effective February 1, 1996 as the Atlanta Gas Light Company 1996 Non-Employee Directors Equity Compensation Plan. This amended and restated version of the Plan is effective as of April 17, 2002.

2. Purpose. The Plan is intended to (a) attract and retain highly qualified individuals to serve as members of the Board of Directors of the Company, (b) align Non-Employee Directors' compensation more closely to the Company's performance and its shareholders' interests, and (c) increase Non-Employee Directors' stock ownership in the Company.

3. Defined Terms. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

"Annual Retainer" means the annual retainer (excluding Meeting Fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 7(a) hereof for service as a director of the Company, as such amount may be changed from time to time.

""Black-Scholes Value"" of an Option as of any date means the estimated value, measured at the date of grant, of an Option that as most recently determined by the Company, using the Black-Scholes option pricing model, of an Option to purchase one share of Common Stock, which Option has the terms and features described in Section 9 of the Plan. The Company shall cause the Black-Scholes Value to be determined at least annually for purposes of the Plan for the following Plan Year.

"Board" means the Board of Directors of the Company.

"Common Stock" means the common stock, par value $5.00 per share, of the Company.

"Company" means AGL Resources Inc., a Georgia corporation.

"Election Form" means a form approved by the Board pursuant to which a Non-Employee Director elects the form of payment for his or her Annual Retainer and/or Meeting Fees, as provided in Section 8 hereof.

"Fair Market Value" of the Common Stock, as of any date, means the most recent closing sale price per share of the Common Stock as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange Composite Transactions (or other established exchange on which the Common Stock is listed).

""Meeting Fees"" means meeting fees payable by the Company to a Non-Employee Director pursuant to Section 7(d) hereof for each meeting of the Board or committee thereof he or she attends, as such amount may be fixed changed from time to time by resolution of the Board.

"Non-Employee Director" means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

"Option" means an option to purchase Common Stock granted under 9 of the Plan. Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

"Option Grant Date" means a date upon which an Option is granted to a Non-Employee Director pursuant to Section 9 of the Plan.

"Optionee" means a Non-Employee Director of the Company to whom an Option has been granted under Section 9.

"Plan" means the AGL Resources Inc. Amended and Restated 1996 Non-Employee Directors Compensation Plan, as the same may be amended from time to time.

"Plan Year" means the approximate twelve-month period beginning on the date of the annual shareholders meeting of the Company in each year which, for purposes of the Plan, is the period for which Annual Retainers are earned.

"Reload Option" has the meaning set forth in Section 9(g) of the Plan.

"Stock Grant Date" has the meaning set forth in Section 8(a) of the Plan.

4. Administration. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its shareholders, Plan participants and their beneficiaries. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

5. Shares Subject to Plan. The total number of shares of Common Stock that may be issued under the Plan (including upon the exercise of Options) is 200,000 shares, subject to adjustment in accordance with the provisions of Section 10. Such shares may be authorized but unissued or reacquired shares.

If on any Stock Grant Date or Option Grant Date, shares of Common Stock are not available to grant to Non-Employee Directors the full amount of a grant contemplated by the Plan, then each Non-Employee Director shall receive a reduced grant (a "Reduced Grant") of shares or Options, as the case may be, in an amount equal to the number of shares of Common Stock then available, divided by the number of Non-Employee Directors as of the applicable Stock Grant Date or Option Grant Date. Fractional shares shall be ignored and not granted.

If a Reduced Grant has been made and, thereafter, during the term of the Plan, additional shares of Common Stock become available for grant (e.g., because of the forfeiture or lapse of an Option), then each person who was a Non-Employee Director both on the Stock Grant Date or Option Grant Date on which the Reduced Grant was made and on the date additional shares of Common Stock become available (a "Continuing Non-Employee Director") shall receive an additional grant of shares or Options, as the case may be. The number of newly available shares shall be divided equally among the awards granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Common Stock subject to a Continuing Non-Employee Director's additional grants plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Stock Grant Date or Option Grant Date shall not exceed that number of shares or Options he or she was originally entitled to receive as of the date on which the applicable Reduced Grant was made. If more than one Reduced Grant has been made, available shares or Options shall be granted beginning with the earliest such Stock Grant Date or Option Grant Date.

6. Eligibility. All active Non-Employee Directors shall automatically be participants in the Plan.

7. Elements of Non-Employee Director Compensation.

(a) Annual Retainer. Except as provided in Section 7(c) below, each Non-Employee Director shall be paid an Annual Retainer for service as a director during each Plan Year, payable in such form as shall be elected by the Non-Employee Director in accordance with Section 8(a). The amount of the Annual Retainer shall be fixed established from time to time by resolution of the Board. Until changed by the Board, the Annual Retainer shall be $30,000 for each Non-Employee Director.

(b) Annual Stock Option Awards. In addition to the Annual Retainer and except as provided in Section 7(c) below, each Non-Employee Director shall be granted annually a non-qualified stock option to purchase that number of shares of Common Stock determined by dividing the dollar amount of the Annual Retainer for such year by the then-current Black-Scholes Value. Such Options shall be granted on the terms and conditions set forth in Section 9.

(c) Interim Stock Award. If a Non-Employee Director is appointed or elected to serve as a director at any time other than at an annual shareholders meeting, such Non-Employee Director will receive, in lieu of an Annual Retainer and Option award for such Plan Year, an award of 1,000 shares of Common Stock. Such 1,000 shares of Common Stock will be awarded as of the Non-Employee Director's first day of actual service and will be 100% vested and nonforfeitable as of the date of grant. The Non-Employee Director receiving such shares (or his or her custodian, if any) will have immediate rights of ownership in the shares, including the right to vote the shares and the right to receive dividends or other distributions thereon.

(d) Meeting Fees. Each Non-Employee Director shall be paid a meeting fee for each meeting of the Board or committee thereof he or she attends, in person or by telephone. The amount of the meeting fees shall be fixed established from time to time by resolution of the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board or any committee thereof shall be $1,000.

(e) Travel Expense Reimbursement. All Non-Employee Directors shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed full-coach rates. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

8. Alternative Payment Methods for Annual Retainer and Meeting Fees.

(a) Payment of Annual Retainer. At the election of each Non-Employee Director, the Annual Retainer for a given Plan Year shall be either (i) payable in cash, in equal quarterly payments payable on the date of the annual shareholders meeting (i.e., the first day of the Plan Year) and on the three, six and nine month anniversaries thereof, or (ii) payable by a grant on the day of following the annual shareholders meeting (the ""Stock Grant Date"") of that number of shares of Common Stock determined by dividing the Annual Retainer by the Fair Market Value per share of Common Stock on the Stock Grant Date (rounded up to the nearest whole share), or (iii) deferred under the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors, or (iv) deferred under the AGL Resources Inc. Deferred Compensation Plan for Corporate Directors. Any shares of Common Stock granted under the Plan as Annual Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Stock Grant Date, and the non-Employee Director receiving such shares (or his or her custodian, if any) will have immediate rights of ownership in the shares, including the right to vote the shares and the right to receive dividends or other distributions thereon.

(b) Payment of Meeting Fees. At the election of each Non-Employee Director, the Meeting Fees to be earned during a Plan Year shall be either (i) payable in cash at each meeting date or such other date(s) on which such fees are normally paid, or (ii) deferred under the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors, or (iii) deferred under the AGL Resources Inc. Deferred Compensation Plan for Corporate Directors.

(c) Timing and Manner of Payment Election. Each Non-Employee Director shall elect the form of payment desired for his or her Annual Retainer and Meeting Fees for a Plan Year by delivering a valid Election Form to the Board or the plan administrator prior to the beginning of such Plan Year, which will be effective as of the first day of the Plan Year beginning after the Board or the plan administrator receives the Non-Employee Director's Election Form. The Election Form signed by the Non-Employee Director prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, a Non-Employee Director may change his or her election for future Plan Years by executing and delivering a new Election Form indicating different choices. If a Non-Employee Director fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year.

9. Annual Stock Option Awards.

(a) Grant of Options. On the day of following each annual meeting of the Company's shareholders, each Non-Employee Director serving as such on that date shall be granted an Option to purchase that number of shares of the Company's Common Stock equal to the amount of the Annual Retainer for such Plan Year divided by the then-current Black-Scholes Value. Each such day that Options are to be granted under this Section 9 is referred to as an "Option Grant Date."

(b) Exercise Price. The exercise price for each Option granted under the Plan shall be the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant of the Option.

(c) Method of Exercise. An Optionee may exercise an Option by delivering written notice of exercise to the Corporate Secretary of the Company or a designee of the Corporate Secretary or by any other method approved by the Corporate Secretary. The notice of exercise will specify the number of shares of Common Stock as to which such Option is being exercised and will be accompanied by payment in full of the aggregate exercise price in accordance with Section 9(d) below. An Optionee may exercise an Option for less than the full number of shares of Common Stock subject to the Option, but such exercise may not be made for less than 100 shares or the total number of shares remaining subject to the Option. The Company shall issue make delivery of certificates representing the shares for which an Option has been exercised within a reasonable period of time; provided, however, the Company will not be required to issue any shares of Common Stock under the Plan unless such issuance complies with all applicable laws, including, without limitation, the requirements of the Securities Act of 1933, as amended, and the applicable requirements of any securities exchange on which the Common Stock is listed or traded. Shares issued to an Optionee Certificates representing shares for which Options are exercised under the Plan may be restricted or bear such restrictive legends as may be necessary or desirable in order to comply with applicable federal and state securities laws. Nothing contained in the Plan shall be construed to require the Company to register any shares of Common Stock underlying Options granted under this Plan.

(d) Medium and Time of Payment. An Optionee must pay the full exercise price of an Option at the time of exercise by one of the following forms of payment: (i) by cash or check; (ii) by tendering unrestricted shares of Common Stock that have a Fair Market Value as of the exercise date equal to the exercise price; provided that the Optionee has held the tendered shares for at least six months, (iii) in a broker-assisted cashless exercise; or (iv) in any combination of the above forms or any other form of payment permitted by the Company. A tender of shares of Common Stock to pay the exercise price of an Option may be done either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and, if required, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank, or by the Company's credit union (or guaranteed or notarized in such other manner as the Company's transfer agent may require).

(e) Term. Each Option granted under the Plan (other than a Reload Option, which is governed by Section 9(g)) shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the date of grant of the Option, unless earlier terminated as provided hereinafter in Section 9(h).

(f) Exercisability. All Options (including Reload Options) granted under the Plan will be fully vested and immediately exercisable on the date of grant.

(g) Reload Options. The Options shall provide for the automatic grant of a new Option to any Optionee who tenders shares of Common Stock as full or partial payment of the exercise price of the original Option. Any new Option granted in such a case (a ""Reload Option"") (i) shall be for the same number of shares of Common Stock as the Optionee tendered in exercising the original Option, (ii) shall have an exercise price of 100% of the Fair Market Value of the tendered shares of Common Stock on the date of exercise of the original Option (the grant date for the Reload Option), and (iii) shall have a term equal to the unexpired term of the original Option. In the same manner, one or more successive Reload Options will be granted to an Optionee who pays for the exercise of a Reload Option with shares of Common Stock. In no event shall the term of any Reload Option extend beyond the original term of the Option with respect to which such Reload Option was granted.

(h) Effect of Termination of Directorship. Upon termination of an Optionee's membership on the Board for any reason (including without limitation by reason of death, disability, retirement or failure to be re-nominated or re-elected as a director), the Options held by the Optionee under the Plan shall remain exercisable until the earlier of (i) the original expiration date of the Option, or (ii) the first anniversary of the Optionee's termination as a director.

(i) Transferability of Options; Beneficiaries. An Optionee may transfer Options granted under the Plan only by will or the laws of descent and distribution, and an Option may be exercised only by the Optionee during the Optionee's lifetime. Each Optionee will be permitted to name one person as beneficiary for each Option to exercise and receive the benefit of the Option in the event of the Optionee's death. If no beneficiary is designated with respect to an Option, then the executor or administrator of the Optionee's estate will be considered the Optionee's beneficiary for purposes of that Option. In the event of the death of an Optionee, any outstanding Option(s) may be exercised by the Optionee's beneficiary, upon proof satisfactory to the Company of such person's authority, at any time during the one-year period following the Optionee' death, but in no event later than the date of expiration of such Option(s). Any exercise by a designated beneficiary will be affected according to the terms of the Plan as if such designated beneficiary were the Optionee.

(j) Rights as Shareholder. An Optionee (or his or her beneficiary) will first have rights as a shareholder of the Company with respect to shares covered by an Option only when such person has paid the exercise price in full and the shares have been issued to the person exercising the Option. .

(k) No Options after Ten Years. No Options shall be granted except within a period of ten (10) years after the effective date of the Plan.

(l) Option Agreements. All Options shall be evidenced by a written Option Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

10. Adjustments. If the outstanding Common Stock at any time is changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the maximum number and kind of shares which may be awarded and the number and kind of shares of common stock distributable under the Plan (and to the extent applicable, the exercise price with respect to such shares) will be appropriately and equitably adjusted in a manner similar to which antidilution adjustments are made under the Company's stock option plans for employees.

11. Amendment. The Board may amend, suspend or terminate the Plan in whole or in part at any time to time; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, either (i) increase the number of shares issuable under the Plan, or (ii) materially modify the requirements for eligibility, then such amendment shall be subject to shareholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit awards made hereunder to be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, (ii) to comply with the listing or other requirements of a securities exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

12. Limitation of Implied Rights. Nothing in the Plan or in any stock award or Option grant will confer on any Non-Employee Director any right to continue as a director of the Company.

13. Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

14. Governing Law. The Plan is governed by and will be construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles, except to the extent such laws are preempted by federal law.

AGL Resources Inc..

By: __________________________/s/ Melanie M. Platt

Senior Vice President

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